EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fiscal 2011
Second-Quarter Financial Results

Reduces Net Long-Term Debt by $37 Million;
Year-to-Date Cash From Operations Increases More Than 10 Percent to $45 Million

GRAND RAPIDS, MICHIGAN-October 13, 2010-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week second quarter ended September 11, 2010.

Second-Quarter Results

Consolidated net sales for the 12-week second quarter were $602.1 million compared with $610.2 million in the same period last year. The net sales decline was due primarily to lower retail sales attributed to economic and competitive conditions, partially offset by higher fuel sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter were $30.0 million, or 5.0 percent of net sales, a six basis point improvement in the percentage of net sales compared to the year-ago period.

Second-quarter operating earnings were $22.1 million compared with $21.0 million in the year-ago period. Excluding a $1.2 million pretax net benefit related to the Company's warehouse consolidation initiative, adjusted second-quarter operating earnings were $20.9 million.

"We continue to be encouraged by the improvement in our business trends," stated Dennis Eidson, Spartan's President and Chief Executive Officer. "As anticipated, our trend in retail comparable store sales has improved on a sequential basis for the past two quarters. In addition, our second-quarter operating earnings are one of the highest second-quarter levels that we have reported in the past five years and, year-to-date, we generated more than $45 million in net cash from operations. We are particularly pleased with our operating expense management, inventory reduction and efficiency improvements in our Distribution Segment. These initiatives have allowed us to reduce our net long-term debt by approximately $37 million compared with the same period last year. Although the economy and competitive environment remain challenging, we are working very hard to improve our sales trend, raise our operational efficiency, contain operating costs, and drive even better values for the consumer. We have the experienced management team, associates and capabilities to meet the challenge."

Second-quarter earnings from continuing operations were $11.3 million, or $0.50 per diluted share, an 8.1 percent increase compared with the prior year's earnings of $10.5 million, or $0.47 per diluted share. Excluding the previously mentioned net benefit related to the warehouse consolidation, adjusted earnings from continuing operations for the quarter were $10.6 million.

Second-quarter gross profit margin increased 20 basis points to 22.5 percent from 22.3 percent in the same period last year. The increase was due to improved retail margins and a $1.5 million pretax LIFO inventory valuation credit from the lower inventory levels related to the Company's warehouse consolidation initiative, partially offset by a higher mix of distribution and fuel center sales and lower procurement related gains.

Operating expenses totaled $113.1 million, or 18.8 percent of sales, compared with $115.0 million, or 18.8 percent of sales in the year-ago quarter. The second-quarter operating expenses included a pretax restructuring charge of $0.2 million related to the warehouse consolidation project and a loss on the sale of assets of $0.1 million. Excluding these charges, the operating expense ratio improved almost 10 basis points over the prior year due to improved store labor productivity, overall cost containment initiatives and distribution operating efficiency gains, despite higher debit/credit card fees, utility costs and employee benefit expenses.

Operating Segments

Distribution Segment

Distribution segment net sales for the second quarter of $248.6 million were comparable to the year-ago period.

Second-quarter distribution segment operating earnings were $10.7 million compared with $10.6 million in the same period last year. Excluding the previously mentioned net pretax benefit totaling $1.2 million, adjusted operating earnings were $9.5 million. The segment adjusted operating earnings were affected by lower procurement gains due to reduced inventory levels and higher employee benefit expenses, partially offset by improved operating efficiency and better expense leverage.

Retail Segment

Second-quarter retail segment net sales were $353.5 million compared to $360.2 million in the same period last year. The sales decline was due primarily to lower comparable store sales and the loss of $5.8 million in sales related to the three stores that were closed or sold since last year's first quarter. The segment sales decline was partially offset by an increase in the number of fuel centers in operation, a higher average retail fuel price per gallon sold, and benefits from the Company's capital investment program. Comparable store sales for the quarter, excluding fuel centers, declined 4.7 percent, which represented a 1.4 percent improvement over the prior quarter's results.

Second-quarter retail operating earnings were $11.4 million compared with $10.4 million in the prior year period. The operating earnings improvement was primarily the result of higher fuel and supermarket margins and better store labor productivity, partially offset by reopening costs related to a remodeled store and higher credit/debit card fees and utility costs.

Balance Sheet and Cash Flow

Year-to-date net cash provided by operating activities was $45.5 million compared with $40.9 million during the same period last year. The improvement was due mainly to better working capital management related to the Company's ongoing inventory reduction initiative and benefits related to the Company's warehouse consolidation efforts. Inventory investment declined by $14.7 million as of September 11, 2010 compared with the year-ago period, with approximately $7.8 million of the amount attributable to the warehouse consolidation project.

As of September 11, 2010, total net long-term debt (including current maturities and capital lease obligations net of cash and cash equivalents) decreased approximately $37.0 million from the year-ago period. The Company's financial position continued to improve with a total net long-term debt-to-capital ratio of 0.34 to 1.00 at the end of the second quarter and a net long-term debt-to-Adjusted EBITDA ratio on an annual Adjusted EBITDA basis of 1.47 to 1.00.

"We continue to make steady progress," said Mr. Eidson. "Our warehouse consolidation initiative is producing the operating efficiencies and leverage that we anticipated, further enhancing our position as a highly efficient and effective grocery distributor with distinct value-added capabilities. The initiative, along with our ongoing inventory reduction efforts, lowered our overall inventory investment by more than 10 percent as of the quarter end. We are also pleased with the ongoing cost reductions gained through various containment initiatives currently underway.

"In retail, we completed a remodel project during the second quarter, converting a store to a Family Fare," continued Mr. Eidson. "The store was reopened late in the second quarter, and we are quite pleased with the initial customer acceptance. We are continuing to gain even more valuable knowledge about consumer purchasing and preferences through our loyalty card program. We are using this understanding to develop more tailored and effective marketing and merchandising programs and to further enhance our consumer value proposition. Product price deflation at the retail level appears to be moderating while we are experiencing a modest level of cost inflation in certain center store product categories and in our fresh departments. Our fuel center business strategy continues to perform well, as it materially adds to our overall consumer value proposition."

Outlook

"Data suggests that the Michigan economy appears to have stabilized, giving us somewhat more confidence than this time last year; however, the consumer remains cautious and the competitive environment is still challenging," said Mr. Eidson. "We made many enhancements to our business operations during the past several years that have allowed us to sustain profitability in a slower growth economic climate, and we expect to realize additional benefits from these changes when the economy returns to a more normal growth rate.

"From a competitive standpoint, two new competitive openings will affect our third-quarter performance; however, we will have cycled the majority of the previous store openings by the end of the fiscal year. At this point, we are not expecting a material number of new competitive openings during fiscal 2012.

"We plan to further enhance our consumer value offering by introducing more than 200 new private brand products during the second half of the fiscal year with approximately one half in center store and one half in fresh product categories under the new "Fresh Selection" brand. In addition, we are planning to roll out our customer loyalty card program to another retail store banner during the last half of the fiscal year and will work even more aggressively to improve our overall retail sales performance. From a capital perspective, early in the third quarter, we completed the relocation and conversion of a Felpausch location to a new Family Fare store.

"During the remainder of the fiscal year, we expect retail comparable store sales (excluding fuel centers) to improve relative to the second-quarter results, with a modest improvement in the third quarter. Distribution sales for the third quarter are expected to approximate the year-ago levels.

"From an earnings perspective we anticipate that third-quarter net earnings will approximate or slightly exceed last year's performance and that fiscal 2011's full-year performance will approximate or slightly exceed fiscal 2010's.

"We expect capital expenditures for fiscal 2011 to range from $33 million to $35 million with depreciation and amortization ranging from $35.5 million to $37.0 million and total interest expense to approximate $15.0 million to $15.5 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 14, 2010. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 370 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 97 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "anticipate", "initiative", "opportunities", "trends", "outlook", or "strategy"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors' stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 11, 2010	(12 weeks) Sept. 12, 2009	(24 weeks) Sept. 11, 2010	(24 weeks) Sept. 12, 2009

Net sales	$602,056	$610,222	$1,179,293	$1,206,249
Cost of sales	466,858	474,209	917,406	939,222
Gross margin	135,198	136,013	261,887	267,027

Operating expenses
Selling, general and administrative	104,921	106,850	210,348	214,637
Depreciation and amortization	8,071	8,138	15,906	16,150
(Gain) loss on disposal of assets	117	(14)	197	110
Total operating expenses	113,109	114,974	226,451	230,897

Operating earnings	22,089	21,039	35,436	36,130

Non-operating expense (income)
Interest expense	3,504	3,727	6,933	7,390
Other, net	(4)	(30)	(54)	(53)
Total non-operating expense, net	3,500	3,697	6,879	7,337

Earnings before income taxes and discontinued operations	18,589	17,342	28,557	28,793

Income taxes	7,244	6,845	11,137	11,452

Earnings from continuing operations	11,345	10,497	17,420	17,341

(Loss) earnings from discontinued operations, net of taxes	(106)	(63)	(194)	(48)

Net earnings	$11,239	$10,434	$17,226	$17,293

Basic earnings per share:
Earnings from continuing operations	$0.50	$0.47	$0.77	$0.78
(Loss) earnings from discontinued operations	-	-	(0.01)	(0.01)
Net earnings	$0.50	$0.47	$0.76	$0.77

Diluted earnings per share:
Earnings from continuing operations	$0.50	$0.47	$0.77	$0.77
(Loss) earnings from discontinued operations	-	(0.01)	(0.01)	-
Net earnings	$0.50	$0.46	$0.76	$0.77

Weighted average number of shares outstanding:
Basic	22,627	22,432	22,577	22,364
Diluted	22,692	22,496	22,650	22,435

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 11, 2010	Mar. 27, 2010
ASSETS
Current assets
Cash and cash equivalents	$25,124	$9,170
Accounts receivable, net	54,848	54,529
Inventories	128,623	117,514
Other current assets	10,432	14,982
Total current assets	219,027	196,195

Other assets
Goodwill, net	247,779	247,916
Other, net	60,773	61,409
Total other assets	308,552	309,325
Property and equipment, net	246,391	247,961
Total assets	$773,970	$753,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$131,933	$114,549
Accrued payroll and benefits	30,325	31,983
Other accrued expenses	17,866	20,838
Current portion of restructuring costs	7,211	8,877
Current maturities of long-term debt and capital lease obligations	4,167	4,209
Total current liabilities	191,502	180,456

Long-term liabilities
Other long-term liabilities	97,044	90,993
Restructuring costs	25,873	27,061
Long-term debt and capital lease obligations	170,188	181,066
Total long-term liabilities	293,105	299,120

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,626 and 22,450 shares outstanding	168,913	166,577
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(9,731)	(8,352)
Accumulated other comprehensive loss	(13,437)	(12,973)
Retained earnings	143,618	128,653
Total shareholders' equity	289,363	273,905
Total liabilities and shareholders' equity	$773,970	$753,481

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 11, 2010	(24 weeks) Sept. 12, 2009

Net cash provided by operating activities	$45,459	$40,868

Net cash used in investing activities	(14,977)	(23,997)

Net cash used in financing activities	(13,733)	(15,073)

Net cash used in discontinued operations	(795)	(1,571)

Net increase in cash and cash equivalents	15,954	227

Cash and cash equivalents at beginning of period	9,170	6,519

Cash and cash equivalents at end of period	$25,124	$6,746

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 11, 2010	(12 weeks) Sept. 12, 2009	(24 weeks) Sept. 11, 2010	(24 weeks) Sept. 12, 2009
Retail Segment:

Net Sales	$353,452	$360,195	$685,414	$702,855
Operating Earnings	$11,366	$10,427	$16,728	$17,753

Distribution Segment:

Net Sales	$248,604	$250,027	$493,879	$503,394
Operating Earnings	$10,723	$10,612	$18,708	$18,377

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Second Quarter Ended (12 weeks)		Year-to-Date (24 weeks)
	Sept. 11, 2010	Sept. 12, 2009	Sept. 11, 2010	Sept. 12, 2009
Consolidated:
Net earnings	$11,239	$10,434	$17,226	$17,293
Plus:
Discontinued operations	106	63	194	48
Income Taxes	7,244	6,845	11,137	11,452
Non-operating expense	3,500	3,697	6,879	7,337
Operating earnings	22,089	21,039	35,436	36,130
Plus:
Depreciation and amortization	8,071	8,138	15,906	16,150
LIFO (income) expense	(1,400)	9	(3,208)	(81)
Restructuring and asset impairments costs	183	-	2,765	601
Non-cash stock compensation and other charges	1,045	823	2,123	2,134
Adjusted EBITDA	$29,988	$30,009	$53,022	$54,934

Retail Segment:
Operating earnings	$11,366	$10,427	$16,728	$17,753
Plus:
Depreciation and amortization	6,128	6,088	12,092	11,946
LIFO expense	100	109	200	219
Restructuring and asset impairments costs	3	-	153	601
Non-cash stock compensation and other charges	56	(110)	126	(142)
Adjusted EBITDA	$17,653	$16,514	$29,299	$30,377

Distribution Segment:
Operating earnings	$10,723	$10,612	$18,708	$18,377
Plus:
Depreciation and amortization	1,943	2,050	3,814	4,204
LIFO income	(1,500)	(100)	(3,408)	(300)
Restructuring and asset impairments costs	180	-	2,612	-
Non-cash stock compensation and other charges	989	933	1,997	2,276
Adjusted EBITDA	$12,335	$13,495	$23,723	$24,557

Notes: Consolidated Adjusted EBITDA is a non-GAAP financial measure that is defined under the terms of our credit facility as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of operational locations, plus interest expense, the provision for income taxes to the extent deducted in the computation of Net Earnings.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Adjusted EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.